Exhibit 99.1

[Horace Mann Educators Corporation logo]

Horace Mann Board of Directors Announces Situation Involving CEO

Reaffirms Confidence in CEO Louis Lower

SPRINGFIELD, Ill., September 13, 2010 – The Board of Directors of Horace Mann Educators Corporation (NYSE:HMN) announced today a situation involving President and Chief Executive Officer Louis G. Lower.

Lower was involved in a traffic accident in Florida over Memorial Day weekend, and was charged with misdemeanor driving under the influence (DUI) with property damage or personal injury. Lower pled guilty to the charge and last Wednesday, September 8th, at the conclusion of due process, was sentenced to serve time in the county jail. Lower began serving his sentence that same day.

“There are no excuses to offer other than a lapse of personal character for which I take full responsibility,” said Lower. “My promise is to learn from this extremely challenging period in my life, move forward and emerge a stronger person.”

Upon learning of Lower’s sentence, the Board held meetings over the weekend to discuss the situation. “The Board was understandably dismayed by this situation, placed Mr. Lower on leave of absence and will be considering whether additional disciplinary actions are appropriate,” said Gabriel Shaheen, Chairman of the Board of Horace Mann Educators Corporation. “Nonetheless, the Board continues to have full confidence in the company’s direction, its strategic initiatives and the progress being made on those initiatives. That direction and the strategic initiatives supporting that direction were developed and were being implemented under Mr. Lower’s leadership. And in light of his exemplary service in the Springfield and insurance communities, his contrition and acceptance of full responsibility for his actions, and the fact that this is his first offense, he will return to his CEO responsibilities in late October or early November,” said Shaheen.

“I have asked Chief Financial Officer Peter Heckman to assume the additional responsibility of interim CEO with the direction to both him and the senior management team to ensure that we continue to conduct business as usual,” said Shaheen. “The Board and I have complete confidence in Mr. Heckman and the senior team and we know Horace Mann is in extremely capable hands.”

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims and such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the period ended June 30, 2010 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

Investor Contacts: Dwayne D. Hallman, Sr. Vice President-Finance of Horace Mann Educators Corporation, +1-217-788-5708 (or) Todd D. Nelson, Vice President-Finance of Horace Mann Educators Corporation, +1-217-788-5738

Media Contact: Richard Madden, Vice President-Communications of Horace Mann Educators Corporation, +1-217-788-5700

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